   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1997
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                         NEXSTAR PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                                  84-1173453
     (State or other jurisdiction                    (I.R.S. Employer
   of incorporation or organization)                Identification No.)

                                 -------------

                             2860 WILDERNESS PLACE
                               BOULDER, CO 80301
                                 (303) 444-5893
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 -------------

                               PATRICK J. MAHAFFY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         NEXSTAR PHARMACEUTICALS, INC.
                             2860 WILDERNESS PLACE
                               BOULDER, CO 80301
                                 (303) 444-5893
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -------------
                                    Copy to:

                              PETER H. JAKES, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NY  10022-4669
                                 (212) 821-8000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                 -------------
                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                                             PROPOSED
                                                                          MAXIMUM            MAXIMUM         AMOUNT OF
  TITLE OF EACH CLASS OF                       AMOUNT TO BE           OFFERING PRICE         AGGREGATE      REGISTRATION
SECURITIES TO BE REGISTERED                     REGISTERED             PER UNIT (1)       OFFERING PRICE (1)     FEE
------------------------------------------------------------------------------------------------------------------------
6 1/4% Convertible Subordinated Debentures
   Due 2004                                        $80,000,000               100%             $80,000,000      $24,242
Common Stock, $.01 par value (2)                   (2)                       -----                 -------          (2)
========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(i).
(2) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Convertible Debentures being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                Subject to Completion, dated September 17, 1997

PROSPECTUS

                                  $80,000,000
                         NEXSTAR PHARMACEUTICALS, INC.
                   6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES
                    INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1
                                      AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         This Prospectus relates to the proposed sale from time to time by certain holders named herein (the "Selling Securityholders") of $80,000,000 principal amount of 6 1/4% Convertible Subordinated Debentures Due 2004 (the "Debentures") of NeXstar Pharmaceuticals, Inc. ("NeXstar Pharmaceuticals" or the "Company") and the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company into which the Debentures may be converted (the "Conversion Shares"). The Debentures are convertible into the Conversion Shares at any time at or before maturity, unless previously redeemed, at a conversion price of $16 7/8 per share, subject to adjustment upon the occurrence of certain events. The Common Stock of the Company is traded on The Nasdaq National Market under the symbol "NXTR." On September 16, 1997, the closing price of the Common Stock as reported by The Nasdaq National Market
was $                   per share.

         The Debentures do not provide for a sinking fund and are not redeemable by the Company prior to August 10, 2000. The Debentures are redeemable thereafter at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined), each holder of the Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures -- Certain Rights to Require Repurchase of Debentures."

         The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined) of the Company and are effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. As of June 30, 1997, after giving effect to the Company's repayment of $28.6 million of indebtedness with proceeds from the Company's initial offering of the Debentures, the Company had approximately $23.4 million of indebtedness outstanding which constituted Senior Indebtedness. The Indenture does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures -- Subordination."

         Sales of the Debentures and the Conversion Shares (collectively, the "Securities") may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Debentures or the Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Debentures or Conversion Shares as principals and thereafter sell the Debentures or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Securities by the Selling Securityholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1993, as amended (the "Securities Act of 1993").

         The Debentures have been designated for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market. Debentures sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. For a description of certain income tax consequences to holders of the Debentures, see "Certain United States Federal Income Tax Consequences."

         The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1993, and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September ___, 1997

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997, respectively, the Company's Current Reports on Form 8-K dated as of July 29, 1997 and August 11, 1997, respectively, and the Company's Form 8-A as declared effective on January 28, 1994 filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Prospectus except as superseded or modified herein or therein.

         All documents filed with the Commission by NeXstar Pharmaceuticals pursuant to Section 13(a), 13 (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. NeXstar Pharmaceuticals will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Director, Corporate Communications, at the Company's principal executive offices at 2860 Wilderness Place, Boulder, Colorado 80301, telephone number (303) 444-5893.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D. C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and New York Regional Office, 7th World Trade Center, 14th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies, including the Company, that file electronically with the Commission. The Company's Common Stock is traded on The Nasdaq National Market. The foregoing materials are also available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission under the Securities Act of 1933, a Registration Statement on Form S-3 with respect to the Securities offered hereby, of which this Prospectus forms a part. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the following: reliance on a single product for a substantial portion of the Company's revenues; general economic and business conditions, including fluctuations in currency exchange rates; competition; technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; results of clinical studies; results of research and development activities; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; ability to obtain adequate financing in the future; and other factors referenced in this Prospectus. See "Risk Factors."

                                  THE COMPANY

         NeXstar Pharmaceuticals, Inc., a Delaware corporation ("NeXstar Pharmaceuticals" or the "Company"), is a fully integrated biopharmaceutical company engaged in the discovery, development, manufacture and marketing of proprietary pharmaceutical products to treat life-threatening and other serious oncological, immunological, hematological and infectious diseases.

         The Company markets AmBisome, a liposomal formulation of amphotericin B, for the treatment of life-threatening fungal infections and DaunoXome, a liposomal formulation of the anticancer agent daunorubicin, which is used as a first line therapy for the treatment of advanced, HIV-associated Kaposi's sarcoma ("KS"). The Company currently relies on sales of AmBisome in Europe for a substantial majority of its product revenues and expects sales of AmBisome in Europe to account for a majority of its revenues in 1997. On August 11, 1997, the U.S. Food and Drug Administration (the "FDA") approved AmBisome for use as a primary therapy for patients with a low blood cell count (febrile neutropenia) who have a presumed fungal infection, also known as fever of unknown origin or FUO, and with visceral leishmaniasis and as a secondary treatment for fungal infections refractory (that do not respond) to amphotericin B treatment. Besides being approved in the United States, AmBisome has been approved for sale by the regulatory authorities in 29 countries for the treatment of life-threatening fungal infections, including thirteen countries in which it has been approved as a primary therapy for some form of fungal infection. DaunoXome has been approved for sale as a primary therapy for KS in the U.S., Canada and 17 other countries. The Company's revenue growth will be substantially dependent upon increased penetration of existing markets, establishing new markets, approval of additional indications for AmBisome and DaunoXome and introduction of new products.

         The Company is currently conducting Phase I clinical trials in the U.S. for MiKasome, the Company's liposomal formulation of amikacin, a potent aminoglycoside antibiotic. In addition, several of the Company's SELEX process-derived compounds (including aptamer antagonists to vascular endothelial growth factor (VEGF) and platelet-derived growth factor (PDGF) and aptamers which inhibit the activity of L-selectin and P-selectin) are in preclinical or early preclinical development.

         The principal executive offices of the Company are located at 2860 Wilderness Place, Boulder, Colorado 80301. Its telephone number is (303) 444-5893.

                                  RISK FACTORS

         In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information appearing in or incorporated by reference in this Prospectus. Special Note: Certain statements set forth below constitute "forward-looking statements" that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the "forward-looking statements." See "Special Note Regarding Forward-Looking Statements" on page 3 for additional factors relating to such statements.

DEPENDENCE ON PRINCIPAL PRODUCT

         The Company has relied on sales of AmBisome for most of its product revenues with a substantial majority of those sales occurring in European countries. A reduction in demand for AmBisome or the failure to obtain additional regulatory approvals could have a material adverse effect on the Company's results of operations including its ability to make required payments on the Debentures. Regulatory approvals will be needed in order to expand the indications for which AmBisome may be marketed in the countries where it is already approved. There can be no assurance as to whether or when such approvals will be obtained.

         The Company's rights to market AmBisome are subject to an agreement between the Company and Fujisawa USA, Inc. ("Fujisawa"). Under the terms of the agreement, as amended, the Company has the sole marketing rights to AmBisome in all countries except the United States and Canada and subject to the Company's obligation to pay royalties in connection with sales in most significant Asian markets, including Japan. The agreement provides that the Company and Fujisawa co-promote AmBisome in the United States, and that the Company is required to manufacture AmBisome for sale in the U.S. The Company is reimbursed for the cost of the product sold to Fujisawa and receives 20% of the gross profits from the sale of AmBisome in the United States. In the event that the Company and Fujisawa are unable to cooperate in connection with the promotion of the product, the Company's potential revenues from the sale of AmBisome in the U.S. may be substantially reduced. In addition, the Company and Fujisawa have limited experience in selling AmBisome in the U.S. and there can be no assurance as to the volume of sales that will be achieved in the U.S.

         The Company has only one other product, DaunoXome, that has received regulatory approvals and such approvals were generally obtained during 1996. Sales to date for DaunoXome have been limited and there can be no assurance as to the volume of sales that will be achieved. The Company will seek to expand the market for DaunoXome by obtaining approvals for indications in addition to Kaposi's sarcoma. However, there can be no assurance that the drug will be effective for the treatment of other diseases or that such additional approvals will be obtained.

         The Company has one other product that has reached clinical development, MiKasome, for which Phase I clinical trials have been initiated in the United States. While the results of animal and early human tests have been encouraging, the results of animal studies may not be indicative of efficacy in humans, and further human testing of MiKasome may not achieve the desired result, may reveal unduly harmful side effects or may show the drug to be less efficacious than other drug entities or delivery systems for the desired indication. No assurance can be given that MiKasome will be more effective than existing drugs or other technologies that may be developed in the future or that MiKasome will reach commercialization or be accepted by the medical community.

         The Company's other potential products that are based on liposomal or other technologies are in development, and there can be no assurance that such potential products will be successfully developed, achieve therapeutic efficacy, be approved by regulatory authorities or be successfully marketed. Nor can there be any assurance that the Company will be able to develop any additional products, that the approval of its current products will not be revoked or that named-patient purchases will be permitted to continue in countries that have not granted approval for AmBisome or DaunoXome.

RISK OF CURRENCY FLUCTUATIONS

         A substantial majority of the Company's product sales have occurred in Europe, with 56% of the Company's product sales for the year ending December 31, 1996 and the six months ending June 30, 1997 occurring in the United Kingdom, Germany, Italy and Spain. In most significant European markets, the Company prices AmBisome and DaunoXome in the currency of the country in which such products are sold. Accordingly, the prices of such products in dollars will vary as the value of the dollar fluctuates against such local currencies. Increases in the value of the dollar against such currencies, as occurred during the first eight months of 1997, may reduce the dollar return to the Company on the sale of its products. Furthermore, there can be no assurance that significant additional fluctuations in foreign currency values will not occur that will create substantial differences in the relative prices of the Company's products in different countries. In addition, although the Company implements hedging techniques with respect to its foreign currency accounts receivable and accounts payable, these techniques do not eliminate the effects of foreign currency fluctuations with respect to anticipated revenues, and therefore the Company's future results will continue to be affected by foreign currency fluctuations. The Company hedges certain of its foreign currency exposures, with respect to its outstanding trade accounts receivable and accounts payable, through the use of forward contracts. NeXstar Pharmaceuticals does not currently enter into speculative foreign currency transactions and does not write speculative options. In the future, the Company may begin currency hedging in connection with anticipated revenues and expenses and may use options in addition to forward contracts. Such hedging will be done solely for the purpose of protecting the Company from foreign currency fluctuations.

HISTORY OF LOSSES; FUTURE CAPITAL NEEDS ANTICIPATED

         The Company has incurred substantial losses during its history. At June 30, 1997, the Company's accumulated deficit was $144.0 million. There can be no assurance that the Company will ever achieve or maintain profitability. In addition, the Company's earnings have historically not been sufficient to cover its fixed charges from operations. Earnings (not taking into account the effect of taxes) were deficient by $11.1 million, $16.0 million, $36.4 million and $22.1 million for each of the years ended December 31, 1993, 1994, 1995 and 1996, respectively, and by $10.2 million and $17.9 million for each of the six-month periods ended June 30, 1996 and 1997, respectively. See "Ratio of Earnings to Fixed Charges."

         The Company believes that in the future it may be advisable to augment its cash in order to fund all of its activities, including potential product acquisitions. Therefore, the Company will consider raising cash whenever market conditions are favorable. Such capital may be raised through additional public or private financing, as well as collaborative relationships, borrowings and other available sources. In addition, in the course of its business, the Company evaluates products and technologies held by third parties which, if acquired, could result in the development of product candidates by the Company or which complement technologies currently being developed by the Company. The Company expects from time to time to be involved in discussions with other entities concerning the Company's potential acquisition of rights to additional pharmaceutical products. In the event that the Company acquires such products or third-party technologies, the Company may find it necessary or advisable to obtain additional funding.

         The Company's future capital requirements will be substantial and will depend on, and could increase as a result of, many factors, including progress of the Company's research, drug discovery and development programs; whether the Company acquires interests in products currently held by third parties; the results and costs of preclinical and clinical testing of the Company's products, if developed; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; the Company's success in entering into collaborative agreements; changes in collaborative research relationships; the costs associated with potential commercialization of its products, if any, including the development of additional manufacturing, marketing and sales capabilities; the cost and availability of third-party financing for capital expenditures; and administrative and legal expenses. In particular, the Company expects to have significant cash requirements in the near future as a result of, but not limited to, increased clinical studies which are required in order to obtain approvals and expand the indications and markets for the Company's products and the cost of equipping new facilities. There can be no assurance that additional or sufficient financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities of the Company, dilution to then existing stockholders may result. If adequate funds are not available, the Company may be required to significantly curtail one or more of its research and development programs or commercialization efforts or to obtain funds through arrangements with collaborative partners or others on less favorable terms than might otherwise be available.

         If the Company does not achieve or maintain profitability, or if the Company is otherwise unable to raise additional funds through the issuance of debt or equity securities, the Company may not be able to make required payments on the Debentures and may have to refinance the Debentures in order to repay these obligations. There can be no assurance that the Company would be able to refinance the Debentures.

TECHNOLOGICAL UNCERTAINTY

         A significant portion of the Company's research is focused upon the discovery and development of novel pharmaceuticals based upon oligonucleotides. There can be no assurance that any of the Company's approaches to drug discovery will result in commercially successful drugs. Although the Company has demonstrated an ability to efficiently identify oligonucleotides that bind with high affinity to and inhibit selected molecular targets, the Company has not successfully demonstrated the efficacy of such oligonucleotides as human therapeutic agents, nor have any human clinical trials been initiated with products based upon such oligonucleotides. There remain numerous challenges which the Company must address to successfully develop commercial products from the drug candidates which it identifies through its SELEX process or Parallel SELEX process. These challenges include developing and implementing appropriate clinical protocols and developing manufacturing methods which are efficient, cost-effective and capable of meeting stringent regulatory standards. In addition, although many targets with potential therapeutic significance have already been identified, there can be no assurance that the targets selected by the Company will ultimately prove to have the requisite medical significance such that a compound binding tightly to such target will prove to be a useful pharmaceutical product. There can be no assurance that the Company will successfully address any of these or other challenges that may arise in the course of its research and development.

         In addition to developing products based on its liposome, SELEX process and Parallel SELEX process technologies, the Company has a longer-term strategy of providing pharmaceuticals to treat patients with cancer, infectious diseases and immunological and hematological disorders. However, there can be no assurance that the Company will be successful in developing marketable products using its technologies or will have the scientific or financial resources necessary to develop all of the potential drug candidates or technologies which its scientists may discover or the Company may acquire.

UNCERTAINTY OF HEALTH CARE REIMBURSEMENT

         The Company's ability to commercialize its current and any future products depends in part on the extent to which reimbursement for the cost of such products and related treatments are available from government health agencies, private health insurers and other third-party payors. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. Significant uncertainty exists as to the reimbursement status of newly-approved health care products, and there can be no assurance that adequate third-party coverage will be available for the Company to obtain satisfactory price levels for its products. Government and other third-party payors are increasingly attempting to contain health care costs by a variety of means, including limiting both the degree of coverage and the level of reimbursement for new therapeutic products or new indications for therapeutic products. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's existing and potential products, the market acceptance of these products would be adversely affected.

RELIANCE ON PROPRIETARY RIGHTS

         The Company's success depends in part on its ability to continue to obtain patent protection in the United States and other countries for its technologies and the products, if any, resulting from the application of such technologies. The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions. The Company intends to continue to file applications as appropriate for patents covering its technologies and any products resulting from the application of such technologies. No assurance can be given that patents will issue from any of the Company's applications or that patents will issue in connection with technology licensed by the Company or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's proprietary rights, that such patents will not be challenged, invalidated or circumvented or that the rights granted pursuant to such patents will provide competitive advantages to the Company.

         The Company also relies on trade secrets, proprietary know-how and continuing technological innovation which it seeks to protect with confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors. Under certain of the Company's research and development agreements, inventions discovered in certain cases become jointly owned by the Company and the corporate partner or research institution and in other cases become the exclusive property of the Company or the corporate partner or research institution. Disputes may arise with respect to ownership of any such invention.

         The commercial success of the Company will also depend in part on the Company not infringing patents or proprietary rights of third parties nor breaching any technology licenses that relate to the Company's technologies and products. A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. In addition, such entities may file applications for or be issued future patents with respect to technology potentially necessary or useful to the Company. The Company is aware of third parties that have filed patent applications with claims allegedly covering technologies similar to the basic aspects of the Company's liposomal technology and SELEX process. Some of these technologies, applications or patents may conflict with the Company's technologies and existing or future patents, if any, or patent applications. Such conflict could limit the scope of the patents that NeXstar Pharmaceuticals has obtained or may be able to obtain or result in the Company's patent applications failing to issue as patents. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that NeXstar Pharmaceuticals would be able to obtain licenses to these patents at a reasonable cost, or at all, or be able to develop or obtain alternative technology. In addition, as more patents are issued to third parties, the risk increases that the Company's products may give rise to claims that they infringe the patents of others.

LITIGATION RISKS RELATED TO PROPRIETARY RIGHTS

         The Company believes that its patents and applications are soundly based, but the extent of protection may vary in different countries and no assurance can be given that any patent will provide commercially significant protection or will not be challenged, invalidated or circumvented. Litigation could be necessary to protect the Company's patent position, which would result in substantial cost to, and diversion of efforts by, the Company.

         Additionally, a number of other patents have issued to other persons, some to competitors, relating to technology similar to that used by the Company. Both the Company and certain of its competitors have filed oppositions against each other as to patents granted by the European Patent Office (the "EPO") and patents granted by the Japanese Patent Office. The Liposome Company ("TLC") and the University of California each have patents or patent applications relating to active drug loading techniques that the owners could claim are used in the manufacture of products such as DaunoXome. The Company has opposed the grant of a European and a Japanese patent owned by TLC and is involved in an interference proceeding with a U.S. patent application owned by the University of California relating to such loading technology.

         Competitors or other patent holders in the past have brought, and in the future could bring, legal actions against the Company involving the Company's patents, patent applications or rights to use proprietary technology. If any actions are successful, in addition to any potential liability for damages, the Company could be enjoined from selling the affected product, or be required to obtain a license in order to continue to manufacture or market the product. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Any additional litigation could consume a substantial portion of the Company's resources regardless of the outcome.

         Although patents are enforceable from the date of issuance and presumed to be valid, future litigation or reexamination proceedings regarding the enforcement or validity of the Company's existing patents or future patents, if issued, could result in a ruling adverse to the Company that could invalidate such patent or substantially reduce the scope of the protection afforded by such patents. As to any issued patent or patent application, it is also possible that the United States Patent and Trademark Office ("USPTO") could declare an interference proceeding to determine, inter alia, priority of inventorship between applications claiming the same invention. An adverse ruling in any such interference proceeding could result in cancellation of claims in issued patents or patent applications, limitations on the scope of issued patents or claims in patent applications, or in the awarding of the rights to third parties participating in such interference. If the Company elects or is required to participate in interference proceedings declared by the USPTO, substantial cost to the Company could result.

MANUFACTURING RISKS

         The Company is manufacturing AmBisome in commercial quantities in its initial facility in San Dimas, California (the "650 Facility") and in the Company's newer facility in San Dimas, California (the "502 Facility"), which is adjacent to the 650 Facility. The Medicines Control Agency of the United Kingdom (the "MCA") has approved the manufacture of AmBisome for commercial distribution at the 650 Facility and for commercial distribution through final lyophilization at the 502 Facility. The U.S. Food and Drug Administration (the "FDA") has inspected both the 650 Facility and the 502 Facility for the manufacture of AmBisome and has approved a New Drug Application for U.S. distribution of AmBisome listing both manufacturing sites. While the Company currently uses internal capacity to perform lyophilization, it also relies on third parties to lyophilize some commercial batches. There can be no assurance that problems with such lyophilization vendors will not occur and have an adverse effect on the Company's results of operations.

         The Company in the past has manufactured DaunoXome in quantities sufficient to support clinical trials and has increased batch sizes in connection with commercial sales. The Company currently has regulatory approval from the MCA and the FDA to manufacture DaunoXome for commercial distribution at the 650 Facility. The Company intends to seek MCA and FDA approval to manufacture DaunoXome at the 502 Facility. The MCA has determined that the 502 Facility is in general compliance with the principles and guidelines of good manufacturing practice and has indicated that it will support the licensing of DaunoXome in the facility. The Company has limited experience in the larger-scale manufacture of DaunoXome and there can be no assurance that the Company will be successful in the larger-scale manufacture of DaunoXome or that the regulatory approvals, which the Company is currently seeking in connection with DaunoXome at the 502 Facility, will be granted.

         Additionally, to import its products into the European Union (the "EU"), the Company must receive quality control release of its products in the EU. NeXstar Pharmaceuticals has entered into an agreement with a contract manufacturer, which has provided toll manufacturing services for the Company in the past and which continues to provide limited services for the Company, to acquire the manufacturer's current toll manufacturing facility in Dublin, Ireland for one million Irish Punts (approximately $1.5 million on June 30,
1997). The Company expects to acquire the Dublin facility prior to the end of 1997. The Company has received a manufacturing license from the Irish regulatory authorities to allow it to distribute its current products throughout the European Union from this facility and, although no assurance can be given, the Company anticipates that it will be able to timely obtain all of the additional approvals and validations which it may need to perform its own quality control release after its acquisition of the Dublin facility. In the event that the Company is unable to complete the acquisition of the Dublin facility or is delayed in receiving all necessary approvals and validations for such facility, the Company will be required to obtain quality control release in the EU through other means. While the Company believes that it will be able to continue to obtain quality control release for its products in the EU through other means, no assurances can be given.

         The manufacture of AmBisome and DaunoXome involves a number of technical steps and requires meeting stringent quality control specifications imposed by government regulatory bodies and by the Company itself. Additionally, such products can only be manufactured in facilities that comply with applicable regulatory standards. Because of these factors, the Company may not be able to quickly and efficiently replace its manufacturing capacity in the event that it is unable to manufacture its products at one or more of its facilities. In the event of a natural disaster (including an earthquake), equipment failure, strike or other difficulty, the Company may be unable to manufacture its products in a manner necessary to fulfill the demand for the products.

         The Company depends on single suppliers for high quality amphotericin B, daunorubicin HCl and high quality cholesterol, each of which is used in the Company's manufacture of its liposome products. Additional suppliers of these components are presently under evaluation. If any of these materials becomes unavailable from its respective supplier, the Company would be unable to manufacture at least some of its liposome products until alternative sources of supply are obtained and the substitution of such replacement supplies has been granted by the appropriate regulatory authorities. The Company believes that alternative supplies of such materials are or will become available at reasonable prices. However, no assurance as to the availability of such supplies can be given

         While the Company has experience in manufacturing drug products based on liposome technologies, it lacks experience in the manufacture of other pharmaceuticals, including oligonucleotide-based products. The Company has leased 5,260 square feet and 9,800 square feet of space in Boulder, Colorado for use as a bulk pharmaceutical manufacturing facility and as a development lab, respectively, in connection with compounds derived using the SELEX process. The manufacturing facility has not been validated for the production of any product and there can be no assurance that it will ultimately obtain "current Good Manufacturing Practices" status.

The Company has not yet determined which, if any, drug substances it will attempt to develop or produce at the facilities, and there is no assurance that any drug substance selected for development and/or production at the facilities will be suitable for production on a larger scale. To the extent that the Company's current facilities are unsuitable for the manufacture on an adequate scale of new drug substances developed by the Company, the Company will need to develop additional facilities or contract with third parties for the manufacture of drug substances, if any, that it may develop for its own account or in connection with collaborative arrangements in which it has retained manufacturing rights. If the Company is unable to develop needed manufacturing facilities or to obtain or retain third-party manufacturing on acceptable terms, the Company's ability to conduct preclinical and clinical testing will be adversely affected and it will be unable to obtain regulatory approval for or supply commercial quantities of products it may successfully develop. There can be no assurance that the Company will be successful in the further development of its manufacturing capabilities for its potential products.

MARKETING RISKS

         The Company has formed a network of subsidiaries in Europe and Australia to promote and sell its products. The Company has also entered into a number of agreements with distributors for the promotion, sale and/or distribution of AmBisome and DaunoXome. To date, the Company has not relied on larger corporate partners in its primary markets to perform these functions. The Company competes with many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that either the Company's marketing or sales efforts will compete successfully against other companies. The Company has assembled a marketing group for the sale of the Company's products in the United States, where DaunoXome was approved in mid-1996 and AmBisome was approved in August 1997, and in other countries worldwide. The Company has had limited experience in the marketing of pharmaceuticals in the United States and there can be no assurance that the Company's marketing and sales efforts in the United States will be successful.

         The Company's rights to market AmBisome are subject to an agreement between the Company and Fujisawa USA, Inc. ("Fujisawa"). Under the terms of the agreement, as amended, the Company has the sole marketing rights to AmBisome in all countries except the United States and Canada and subject to the Company's obligation to pay royalties in connection with sales in most significant Asian markets, including Japan. The agreement provides that the Company and Fujisawa co-promote AmBisome in the United States and that the Company is required to manufacture AmBisome for sale in the U.S. The Company is reimbursed for the cost of the product sold to Fujisawa and receives 20% of the gross profits from the sales of AmBisome in the United States. In the event that the Company and Fujisawa are unable to cooperate in connection with the promotion of the product, the Company's potential revenues from the sale of AmBisome in the U.S. may be substantially reduced. In addition, the Company and Fujisawa have limited experience in selling AmBisome in the U.S. and there can be no assurance as to the volume of sales that will be achieved in the U.S.

COMPETITION

         Generally, competition in the pharmaceutical field is based on such factors as product performance, safety, acceptance by doctors, patient compliance, patent protection, ease of use, price, distribution, marketing and adaptability to various modes of administration. The Company's products compete or may compete with new chemical substances as well as improved delivery of current drugs. The Company's products and potential products are in various stages of development and no assurance can be given that any of these products or potential products will be sufficiently more effective than existing treatment alternatives to generate meaningful commercial demand.

         NeXstar Pharmaceuticals anticipates that it will face increased competition in the future as new products enter the market and advanced technologies become available. Many of the Company's existing or potential competitors have substantially greater financial, technical and human resources than NeXstar Pharmaceuticals and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in research, preclinical testing and human clinical trials; obtaining FDA and other regulatory approvals; and manufacturing and marketing their products. As a result, these companies may develop and introduce products and processes more rapidly than, and competitive with or superior to, those of NeXstar Pharmaceuticals. There can be no assurance that existing products or new products developed by the Company's competitors will not be more effective than any that may be developed by NeXstar Pharmaceuticals. Competitive products may render the Company's technology and products obsolete or noncompetitive.

         As a result of its approval in several countries, including the U.S., for use as a primary therapy, AmBisome is expected to increasingly compete with traditional amphotericin B therapy. Amphotericin B is currently produced and marketed by Bristol-Myers Squibb Company. AmBisome is also likely to face competition from other antifungal products, including those produced by major pharmaceutical companies. In addition, there are a number of other companies that are focused on the development of lipid-based products, some of which have lipid-based amphotericin B products that have been approved in the United States and throughout Europe. These products are offered, in some cases, at prices that are less than AmBisome's price. Other drugs have been approved, or are awaiting approval, for the treatment of KS in the U.S. and Europe, including one lipid-based anticancer drug, and these drugs compete or are expected to compete with DaunoXome. If the Company is successful in broadening the indications for DaunoXome, it will face competition from a number of oncology drugs. Some of the drugs, which currently or may in the future compete with DaunoXome, are owned by companies with substantially greater resources than the Company's.

EUROPEAN PRICING CONSTRAINTS

         As a result of deriving most of its revenues from European countries, the Company is subject to the risk of parallel imports, governmental regulation of prices and potential price competition.

         Under European Union laws, the Company is limited in its ability to restrict the distributors of its products and third parties from selling the Company's products in other countries when customers from such other countries offer to buy the product from such distributors or third parties.

         Differing product prices among countries occur in part because many foreign countries require regulatory approval of prices. In particular, certain European countries will condition their approval of a product on the agreement of the seller not to sell that product for more than a certain price in the country. There can be no assurance that any regulatory action reducing the price of AmBisome or DaunoXome in any one European country will not have the practical effect of requiring the Company to correspondingly reduce its prices in other European countries as a result of government mandated price reductions or price pressures resulting from the potential of parallel importing. Additionally, the price set for AmBisome in one country for competitive reasons may have an effect on AmBisome prices worldwide. If the Company is successful in developing additional products or obtaining approval for additional indications for its current drugs, the Company may also face increased price competition from potential competitors, including European-based companies.

IMPACT OF GOVERNMENT REGULATION

         The production and marketing of the Company's products, developed through the Company's technologies, and its ongoing research and development activities, including its preclinical studies and clinical trials, are subject to regulation by numerous federal, state and local governmental authorities in the United States and by similar regulatory agencies in other countries where the Company tests and markets, or intends to test and/or market, its current or potential products. There can be no assurance that the Company will obtain further regulatory approvals to conduct clinical trials or to market its products, or that the Company will obtain regulatory approvals to conduct clinical trials or to market products developed in the future, if any, on a timely basis. Prior to marketing any drug developed by the Company or marketed under license, the Company must undergo an extensive regulatory approval process by the FDA and comparable regulatory authorities in foreign countries. The regulatory process, which includes preclinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources.

         Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical animal studies and early clinical trials may not be predictive of results that will be obtained in large scale testing, and there can be no assurance that the Company's clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. In addition, the rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment.
Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the Company's ability to manage the clinical trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Several factors, such as delays in planned patient enrollment, may result in increased costs and delays or termination of clinical trials prior to completion, which could have a material adverse effect on the Company. Preclinical studies must also be conducted in conformity with the FDA's good laboratory practice regulations. Clinical trials generally must meet requirements for institutional review board oversight and informed consent, as well as regulatory agency prior review, oversight and good clinical practice requirements.

         Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in the policies of regulatory authorities for drug approval during the period of product development and regulatory review of each submitted new drug application or product license application. The Company may be required to demonstrate that the proposed product represents an improved form of treatment over existing therapies. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any drugs developed or discovered by the Company or its collaborative partners utilizing the Company's technologies.

         Moreover, if regulatory approval of a drug is granted, such approval is likely to entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed drug and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The Company has responded to an FDA warning concerning information supplied by the Company in connection with the sale of DaunoXome in the U.S. While the Company does not believe that the actions which it has taken in connection with the warning letter will adversely affect the operations of the Company, no assurances can be given.

         The Company has submitted and will continue to submit requests for approval of AmBisome and DaunoXome with regulatory authorities worldwide. Regulatory procedures and review times vary from country to country. There can be no assurance that any of the Company's pending applications for approvals will be granted or that regulatory actions will be taken in a timely fashion.

         The Company has received an approved shelf life for DaunoXome of 36 weeks in the United States and 40 weeks in Canada and most European countries. While the Company is attempting to obtain longer shelf lives than those currently approved, there can be no assurance that the extension of any shelf lives will be approved by any regulatory authority. The Company in the past has replaced, and in the future expects, under certain circumstances, to replace, vials of DaunoXome with expired shelf lives and the likelihood that customers would seek to return material amounts of DaunoXome to the Company because of the expiration of its shelf life may be increased if shelf lives longer than those currently approved are not obtained.

         In addition, the Company's manufacturing facilities are subject to inspection and regulation by U.S., foreign and state regulatory agencies. The Company's facilities in San Dimas, California have been inspected by the FDA, the MCA and the State of California. These agencies may reinspect at any time, and other countries' regulatory authorities may inspect the Company's facilities as well. Furthermore, although the Company's current products do not require an export license, there can be no assurance that export licenses will not be required in the future.

         Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, imposition of operating restrictions and criminal prosecutions. Further, FDA policy or similar policies of regulatory agencies in other countries may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's or a collaborative partner's potential products.

POTENTIAL PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS

         Although the Company is not currently a party to any product liability litigation, the use of any of the Company's products or potential products in clinical trials and the sale of such products may expose the Company to liability claims. These claims may be made directly by consumers, health care providers, pharmaceutical companies or others selling such products. While the Company currently has liability insurance in amounts that it believes to be adequate for its business as currently conducted, such insurance is expensive and may be difficult (or impossible) to obtain in the future. In the event liability insurance becomes unobtainable, the Company's ability to clinically test and to market its products could be significantly impaired. Moreover, the amount and scope of any coverage may be inadequate to protect the Company in the event of a successful product liability claim.

         As additional products are approved in the U.S., the Company will have significantly greater risk in connection with product liability claims due to the greater frequency of lawsuits and higher damages awarded in courts in the United States as opposed to most other countries. The Company is required by governmental regulations to test its products even after they have been sold and used by patients. As a result of such tests, the Company may be required to, or may determine that, it should recall products when most of such products have already been sold or used. Such later testing and product recalls may increase the Company's potential exposure to product liability claims.

RISKS ASSOCIATED WITH THE USE OF HAZARDOUS MATERIALS

         The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company or otherwise adversely affect the Company. NeXstar Pharmaceuticals is subject to numerous environmental and safety laws and regulations, including those governing the use of hazardous materials. In June 1995, the Company was contacted by the U.S. Environmental Protection Agency (the "EPA") informing the Company that it is a potentially responsible party relating to the disposal of the Company's waste products by a third party at a hazardous waste disposal facility. The Company has complied with all requests by the EPA relating to this matter and believes that its environmental liability with respect to this matter is not material; however, there can be no assurance that this matter or any violation of, or the cost of compliance with, environmental and safety laws and regulations will not adversely impact the Company's operations.

VOLATILITY OF STOCK PRICE

         The market prices for securities of biopharmaceutical and biotechnology companies, including the Company, have been highly volatile, and it is likely that the market price of the Company's common stock will continue to be highly volatile. Announcements of technological innovations or new commercial products by the Company, its collaborative partners or its present or potential competitors, announcements by the Company or its present or potential competitors of results in preclinical testing and clinical trials, developments or disputes concerning patent or proprietary rights, developments in the Company's relationships with its collaborative partners, adverse litigation, changes in reimbursement policies, adverse legislation, regulatory decisions or public concern regarding the safety, efficacy or other implications of the drugs sought to be developed or biotechnology in general and economic and other external factors, as well as period-to-period fluctuations in the Company's operating results have had, and may continue to have, a significant impact on the market price of the Company's common stock.

REGISTRATION RIGHTS, OPTIONS AND WARRANTS; MARKETABILITY

         As of August 31, 1997, the holders of 6,974,049 outstanding shares of the Company's common stock were entitled to certain piggyback and demand registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the common stock. In addition, if the Company is required to include in a Company initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, the sale of such shares may have an adverse effect on the Company's ability to raise needed capital. As of August 31, 1997, there were warrants outstanding to purchase an aggregate of 1,331,052 shares of common stock at a weighted average exercise price of $6.31 per share. There are piggyback and/or demand registration rights in connection with such warrants which can be exercised for an aggregate of 1,272,252 shares. As of August 31, 1997, there were outstanding stock options for an aggregate of 2,585,735 shares of the Company's common stock at a weighted average exercise price of $12.23 per share. All of the Company's currently outstanding shares of common stock have been registered (or are registered for resale) pursuant to the Securities Act of 1933 or may be sold in the public market in reliance on Rule 144 under the Securities Act of 1933, subject to volume limitations in the case of affiliates of the Company. See "Description of Capital Stock."

INFLUENCE BY EXISTING STOCKHOLDER

         Affiliates of E.M. Warburg, Pincus & Co., LLC ("Warburg") as of August 31, 1997 owned approximately 33.2% of the Company's outstanding common stock and warrants exercisable for an additional 1,160,294 shares of the Company's common stock. As a result, Warburg may influence the Company's corporate actions, including influencing elections and significant corporate events. One of the Company's directors is a Senior Managing Director of Warburg.

RELIANCE ON RELATIONSHIPS AND EFFECTS OF INVESTMENTS

         The Company has entered into collaborative arrangements pursuant to which other companies are entitled to certain product, manufacturing, marketing and royalty rights, including collaborative arrangements relating to aspects of the SELEX process. Although the agreements with these companies provide for the funding by such companies of certain research and development efforts conducted by the Company, such funding may be terminated by such companies under certain circumstances. Furthermore, there can be no assurance that any of the Company's current collaborative arrangements will be successful.

         The Company may seek future collaborative relationships with corporate partners to fund certain research and development expenses and to develop and commercialize certain of its potential products. Further, the Company's receipt of revenues from collaborative agreements will be affected by the timing of efforts expended by the Company under existing agreements, as well as by the timing of drug development programs of the Company's collaborators. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that such collaborative arrangements will be successful. To the extent that the Company elects not to or is unable to establish such relationships it could incur increased capital expenditures as it is required to undertake research, development, marketing and manufacturing of its proposed products at its own expense. In addition, there can be no assurance that existing or future collaborative partners will have sufficient economic motivation to continue their funding or to develop any products to which they may have rights, or that such partners will not pursue alternative technologies or attempt to develop alternative compounds either independently or in collaboration with others.

         The Company's rights to market AmBisome are subject to an agreement between the Company and Fujisawa. Under the terms of the agreement, as amended, the Company has the sole marketing rights to AmBisome in all countries except the United States and Canada and subject to the Company's obligation to pay royalties in connection with sales in most significant Asian markets, including Japan. The agreement provides that the Company and Fujisawa co-promote AmBisome in the United States and that the Company is required to manufacture AmBisome for sale in the U.S. The Company is reimbursed for the cost of the product sold to Fujisawa and receives 20% of the gross profits from the sale of AmBisome in the United States. In the event that the Company and Fujisawa are unable to cooperate in connection with the promotion of the product, the Company's potential revenues from the sale of AmBisome in the U.S. may be substantially reduced.

         NeXstar Pharmaceuticals has licensed the right to market and develop AmBisome in Japan to Sumitomo Pharmaceuticals Co., Ltd. ("Sumitomo"). Under the terms of the license, Sumitomo is required to make payments to the Company if certain clinical and commercial milestones are met and to pay the Company royalties on all Japanese sales of AmBisome. There can be no assurance that Sumitomo will be required to pay any of the milestone payments or will be successful in selling AmBisome in Japan.

RISKS RELATING TO THE DEBENTURES

  LEVERAGE

         The Company's indebtedness is significant in relation to its stockholders' equity. As of June 30, 1997, the Company's stockholders' equity was $70.7 million, which was $9.3 million less than the principal amount of the Debentures. See "--History of Losses; Future Capital Needs Anticipated."

  SUBORDINATION OF DEBENTURES

         The Debentures are subordinate in right of payment to all current and future Senior Indebtedness (as defined in the Indenture pursuant to which the Debentures were issued (the "Indenture")) of the Company. Senior Indebtedness includes all indebtedness of the Company for money borrowed, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. As of June 30, 1997, after giving effect to the repayment of $28.6 million of indebtedness with proceeds from the Company's initial offering of the Debentures, the

Company had approximately $23.4 million of indebtedness outstanding which constituted Senior Indebtedness. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries, to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures. See "Description of Debentures."

  LIMITATIONS ON REPURCHASE OF DEBENTURES UPON A REPURCHASE EVENT

         In the event of a Repurchase Event (as defined in the Indenture), which includes a Change in Control and a Termination of Trading (each as defined in the Indenture), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

  ABSENCE OF PUBLIC MARKET

         The Debentures are not currently traded on any securities exchange and there can be no assurance as to the liquidity of any markets that exist or may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Company's common stock and the market for similar securities. The Initial Purchasers (as defined in the Indenture) are making a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and such market making activity may be terminated at any time without notice to the holders of the Debentures. See "Description of the Debentures--Registrations Rights; Liquidated Damages." The Debentures have been designated for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market; however, the Company does not intend to apply for listing of the Debentures on any securities exchange.

                       RATIO OF EARNINGS TO FIXED CHARGES

         For the year ended December 31, 1992, the Company's ratio of earnings to fixed charges was 10.79 times. Earnings were insufficient (not taking into account the effect of taxes) to cover fixed charges by $11.1 million, $16.0 million, $36.4 million and $22.1 million for each of the years ended December 31, 1993, 1994, 1995 and 1996, respectively, and by $10.2 million and $17.9 million for the six-month periods ended June 30, 1996 and

1997, respectively. For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax earnings from continuing operations, plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expense deemed to be interest and amortization of financing costs.

                           SELLING SECURITYHOLDERS

         The following table sets forth the name of certain of the Selling Securityholders and (i) the amount of Debentures owned by each such Selling Securityholder as of September 16, 1997 (assuming no Debentures have been sold under this Prospectus as of such date), (ii) the maximum amount of Debentures which may be offered for the account of such Selling Securityholder under this Prospectus, (iii) the amount of Common Stock owned by each such Selling Securityholder as of September 16, 1997, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

                                                                                           Shares of Common       Shares of Common
                                           Principal Amount    Principal Amount of         Stock Owned            Stock Offered
                                          of Debentures Owned  Debentures Offered Hereby   Prior to Offering (1)  Hereby (2)
                                          -------------------  -------------------------   ---------------------  ----------------
NAME OF SELLING SECURITYHOLDER
------------------------------
BNP Arbitrage SNL . . . . . . . . . . . . . .      $3,000,000                 $3,000,000                 183,578           177,778
AIM Balanced Fund . . . . . . . . . . . . . .       2,500,000                  2,500,000                 148,148           148,148
Dean Witter Convertible Securities Trust  . .       2,500,000                  2,500,000                 148,148           148,148
Millennium Trading  Co., L.P.   . . . . . . .       1,500,000                  1,500,000                  88,889            88,889
Silverton International Fund Limited  . . . .       1,300,000                  1,300,000                  77,037            77,037
The Glen Eagles Fund Company  . . . . . . . .       1,050,000                  1,050,000                  62,222            62,222
Deeprock & Co.  . . . . . . . . . . . . . . .       1,000,000                  1,000,000                  59,259            59,259
AAM/Zazove Institutional Income Fund, L.P.            900,000                    900,000                  53,333            53,333
The Northwestern Mutual Life Insurance
  Company . . . . . . . . . . . . . . . . . .         750,000                    750,000                  44,444            44,444
Castle Convertible Fund, Inc. . . . . . . . .         500,000                    500,000                  29,630            29,630
Colonial Penn Insurance Co. . . . . . . . . .         250,000                    250,000                  14,815            14,815
Colonial Penn Life Insurance  . . . . . . . .         250,000                    250,000                  14,815            14,815
Unnamed holders of Debentures or any future
  transferees, pledgees, donees or successors
  of or from any such unnamed holders(3)  . .      64,500,000                 64,500,000                     N/A         3,822,223
                                                   ----------                 ----------                     ---         ---------

Total . . . . . . . . . . . . . . . . . . . .     $80,000,000                $80,000,000                     N/A         4,740,741
                                                  ===========                ===========               =========         =========

-------------------
(1) Includes the shares of Common Stock into which the Debentures held by such Selling Securityholder are convertible at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time.
(2) Assumes conversion into Common Stock of the full amount of Debentures held by such Selling Securityholder at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.
(3) No such holder may offer Debentures pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement (as defined). Assumes that the unnamed holders of Debentures or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common
    Stock issuable upon conversion of the Debentures at the initial conversion price.

         Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Debentures and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Debentures, no estimate can be given as to the amount of the Debentures and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling

Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures and Common Stock since the date on which they provided the information regarding their Debentures and Common Stock, in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution."

         Only Selling Securityholders identified above who beneficially own the Debentures and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Debentures and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

         None of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Debentures, within the three-year period ending on the date of this Prospectus.


                                USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Securities covered by this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). At August 31, 1997, there were 26,527,155 shares of Common Stock issued and outstanding and an additional 3,916,787 shares of Common Stock were subject to outstanding warrants and options (of which 2,406,650 are currently exercisable), and no shares of Preferred Stock were outstanding. In addition, 4,740,741 shares of Common Stock are reserved for issuance upon conversion of the Debentures.

COMMON STOCK

         Subject to such preferential rights as may be determined by the Board of Directors in the future in connection with the issuance of shares of Preferred Stock, holders of the Common Stock are entitled to cast one vote on all matters, to receive such dividends as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution of the Company's assets, after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. The holders of the Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock which may be sold hereunder will be, duly and validly issued, fully paid and nonassessable. As of August 31, 1997, there were approximately 526 holders of record of the Common Stock.

PREFERRED STOCK

         The Certificate of Incorporation of the Company provides that the Board of Directors has the authority, without further action of stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, of which 4,977,102 shares are available for issuance by the Company. The Company previously issued a total of 22,898 shares of Preferred Stock which were converted into shares of Common Stock in connection with the Company's initial public offering and are no longer available for issuance by the Company. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of the Preferred Stock, and to fix the number of shares of any series of the Preferred Stock and the designation of any such series of Preferred Stock. These rights and privileges could adversely affect the voting power of holders of the Common Stock, and the authority of the Board of Directors to issue the Preferred Stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS

         As of August 31, 1997, there were warrants outstanding to purchase an aggregate of 1,331,052 shares of Common Stock at an average weighted exercise price of $6.31 per share. The exercise price of the warrants ranges from $4.09 to $32.54 per share of Common Stock with expiration dates from December 31, 1997 until November 30, 2003. The warrants include a warrant to acquire 1,035,294 shares of Common Stock held by Warburg, Pincus Capital Partners, L.P. which terminates on December 31, 1997.

REGISTRATION RIGHTS; MARKETABILITY

         As of August 31, 1997, the holders of 6,974,049 shares of the Common Stock were entitled to certain demand and piggyback registration rights. The registration rights relate to stock sold by the Company prior to its initial public offering in January 1994. Additionally, there are certain piggyback registration rights in connection with warrants which can be exercised for an aggregate of 89,974 shares of Common Stock, demand registration rights in connection with warrants which can be exercised for an aggregate of 19,526 shares of Common Stock and demand and piggyback registration rights in connection with warrants which can be exercised for 1,162,752 shares of Common Stock. The exercise price of the warrants with registration rights ranges from $4.09 to $32.54 per share with expiration dates from December 31, 1997 until November 19, 2003. All of the Company's currently outstanding shares of Common Stock have been registered (or are registered for resale) pursuant to the Securities Act of 1933 or may be sold in the public market in reliance on Rule 144 under the Securities Act of 1933, subject to volume limitations in the case of affiliates of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the Delaware Law) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting or stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a Director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services.

                           DESCRIPTION OF DEBENTURES

         The Debentures are issued under an indenture dated as of July 31, 1997 (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture are available from the Company upon request.

GENERAL

         The Debentures are unsecured obligations of the Company, are limited to $80,000,000 in aggregate principal amount and will mature on August 1, 2004. The Debentures have an interest rate of 6 1/4% per annum from July 31, 1997, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1998, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding January 15 or July 15, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of twelve 30-day months.

         Principal of, and premium, if any, and interest on, the Debentures are payable (i) in respect of Debentures held of record by The Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee at the office of the Trustee in New York, New York, and the Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest.

         The Debentures were issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or (ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

         All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

         The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

CONVERSION RIGHTS

         The Debentures are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $16 7/8 per share. The right to convert Debentures, which have been called for redemption, will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

         The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidence of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 10% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 10% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

         In addition to the foregoing adjustments, the Company is permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

         Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

         The payment of the principal of and premium, if any, and interest on the Debentures is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

         Senior Indebtedness is defined in the Indenture as (a) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it
(i) is junior in right of payment to the Debentures or (ii) ranks pari passu in right of payment with the Debentures, and (b) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments,
(ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

         The Debentures are obligations exclusively of the Company. A portion of the operations of the Company are currently conducted principally through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

         The Debentures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries to the extent of the assets of such subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

         The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. As of June 30, 1997, after giving effect to the repayment of $28.6 million of indebtedness with proceeds from the Company's initial offering of the Debentures, the Company had approximately $23.4 million of indebtedness outstanding which constituted Senior Indebtedness. The Company also expects to incur Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

         The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after August 10, 2000, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).

         If redeemed during the 12-month period beginning August 1, in the year indicated (August 10, in the case of 2000), the redemption price shall be:

         YEAR      REDEMPTION PRICE        YEAR      REDEMPTION PRICE
         ----      ----------------        ----      ----------------
         2000 . . . . . . . .103.0%        2002 . . . . . . . . .100%
         2001 . . . . . . . .101.5%        2003 . . . . . . . . .100%

         No sinking fund is provided for the Debentures.

CONSOLIDATION,  MERGER AND SALE OF ASSETS

         The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

         In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

         Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

         On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

         A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below).

         A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger receive, directly or indirectly in consideration of such Common Stock, capital stock having at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

         The definition of Change of Control includes a phrase relating to the conveyance, transfer or lease of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Debentures to require the Company to repurchase such Debentures as a result of a conveyance, transfer or lease of less than all of the assets of the Company to another person or group may be uncertain.

         A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

         The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

         In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

         The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

RULE 144A INFORMATION REQUIREMENT

         The Company has agreed to furnish to the Holders or beneficial holders of the Debentures and prospective purchasers of the Debentures designated by the holders of the Debentures, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 until such time as the Company registers the Debentures and the underlying Common Stock for resale under the Securities Act of 1933.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture with respect to the Debentures: (a) default in the payment of principal of or any premium on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $5,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any significant subsidiary of the Company.

         If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of accelerated principal of any Debentures) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

         Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or any additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

SATISFACTION AND DISCHARGE

         The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

         The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

         Global Notes; Book-Entry Form. Debentures, which were offered in reliance on Rule 144A, are evidenced by a global note (hereinafter referred to as the "Restricted Global Note") and Debentures, which were offered in reliance on Regulation S under the Securities Act of 1933, are evidenced by a global note (hereinafter referred to as the "Regulation S Global Note," and together with the Restricted Global Note, the "Global Notes"). The Global Notes were deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         Transfers of beneficial interests in the Global Debentures are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

         Except as set forth below, the Global Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Debentures may not be exchanged for Debentures in certificated form except in the limited circumstances described below under "--Exchanges of Book-Entry Debentures for Certificated Debentures." In addition, beneficial interests in the Restricted Global Debentures may not be exchanged for beneficial interests in the Regulation S Global Debentures or vice versa except in accordance with the transfer and certification requirements described below under "--Exchanges between the Restricted Global Debentures and the Regulation S Global Debentures."

         EXCHANGES BETWEEN THE RESTRICTED GLOBAL DEBENTURES AND THE REGULATION S GLOBAL DEBENTURES. Beneficial interests in the Restricted Global Debentures may be exchanged for beneficial interests in the Regulation S Global Debentures and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with the certification requirements described below.

         A beneficial interest in the Restricted Global Debentures may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Debentures only upon receipt by the Trustee of a written certification on behalf of the transferor (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or (if available) Rule 144 under the Securities Act of 1933 (a "Regulation S Global Debenture Certificate").

         Any beneficial interest in one of the Global Debentures that is exchanged for an interest in the other Global Debenture will cease to be an interest in such Global Debenture and will become an interest in the other Global Debenture. Accordingly, such interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Debenture for as long as it remains such an interest.

         Any exchange of a beneficial interest in the Regulation S Global Debenture for a beneficial interest in the Restricted Global Debenture or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the Security Registrar to reflect a decrease in the principal amount of such Regulation S Global Debenture and a corresponding increase in the principal amount of such Restricted Global Debenture or vice versa, as applicable.

         Exchanges of Book-Entry Debentures for Certificated Debentures. A beneficial interest in a Global Debenture may not be exchanged for a Debenture in certificated form unless (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Debenture or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Company thereupon fails to appoint a successor Depositary, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Debentures in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Debentures. In all cases, certificated Debentures delivered in exchange for any Global Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Debenture issued in exchange for an interest in the Global Debenture will bear the legend restricting transfers that is borne by such Global Debenture. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Debenture.

         Certain Book-Entry Procedures for Global Debentures. The descriptions of the operations and procedures of DTC, Euroclear and CEDEL that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         DTC has advised the Company that its current practice, upon the issuance of the Restricted Global Debenture and the Regulation S Global Debenture, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Debentures to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Debentures will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

         As long as DTC, or its nominee, is the registered Holder of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Debentures represented by such Global Debenture for all purposes under the Indenture and the Debentures. Except in the limited circumstances described above under "--Exchanges of Book-Entry Debentures for Certificated Debentures," owners of beneficial interests in a Global Debenture will not be entitled to have any portions of such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or Holders of the Global Debenture (or any Debentures represented thereby) under the Indenture or the Debentures.

         Investors may hold their interests in the Restricted Global Debenture directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. Investors may hold their interests in the Regulation S Global Debenture through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold their interests in the Regulation S Global Debenture through organizations other than CEDEL and Euroclear that are participants in the DTC system. CEDEL and Euroclear will hold interests in the Regulation S Global Debenture on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in the Regulation S Global Debenture in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Debenture, including those held through Euroclear or CEDEL, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL will also be subject to the procedures and requirements of such system. Transfers and exchanges of interests in a Global Debenture will also be subject to the procedures described above under "--Exchanges between the Restricted Global Debentures and the Regulation S Global Debentures," if applicable.

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Debenture to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Payments of the principal of, premium, if any, and interest on Global Debentures will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Debenture representing any Debentures held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture for such Debentures as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

         Except for trades involving only Euroclear and CEDEL participants, interests in the Global Debentures will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer and exchange restrictions applicable to the Debentures described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Debenture in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

         Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Debenture from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Debenture by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including the presentation of Debentures for exchange as described below and the conversion of Debentures) only at the direction of one or more participants to whose account with DTC interests in the Global Debentures are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Debentures, DTC reserves the right to exchange the Global Debentures for legended Debentures in certificated form, and to distribute such Debentures to its participants.

         Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Debentures among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Debentures.

PAYMENTS OF PRINCIPAL AND INTEREST

         The Indenture requires that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC (including Debentures evidenced by the Restricted Global Note) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         Under the terms of a Registration Rights Agreement between the Company and the Initial Purchasers, the Company is permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the registration statement (the "Registration Statement") of which this Prospectus is a part under certain circumstances and subject to certain conditions (any periods during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Debenture and any underlying share of Common Stock until the date on which such Debenture or underlying share of Common Stock has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the Registration Statement, the date on which such Debenture or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or the date on which such Debenture or share of Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

         If the Registration Statement ceases to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any of the one-year periods ending on the first or second anniversaries of the Closing Date, or which shall exceed 30 days in any calendar quarter within either of such one-year periods (each such event being referred to herein as a "Registration Default"), the Company will pay such liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to $0.05 per week per $1,000 principal amount, or $0.001 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting Transfer Restricted Securities, increasing by $0.05 per week per $1,000 principal amount (or $0.001 per week per share) for each 90-day period or part thereof until the Registration Statement again becomes effective or usable up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustments as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Debentures by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

         The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Company or the Initial Purchasers upon request.

GOVERNING LAW

         The Indenture and Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

         The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

ABSENCE OF PUBLIC TRADING MARKET; TRANSFER RESTRICTIONS

         The Debentures are not currently traded on any securities exchange and there can be no assurance as to the liquidity of any markets that exist or may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers are making a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the Debentures. The Debentures have been designated for trading in the PORTAL Market; however, the Company does not intend to apply for listing of the Debentures on any securities exchange. Debentures sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

         This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information purposes only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

         For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, an estate the income of which is includable in income for United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

         PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, THE OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF THE DEBENTURES

         Interest on Debentures. Interest paid on Debentures is taxable to a holder as ordinary interest income in accordance with the holder's regular method of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Debentures were not issued with original issue discount ("OID") within the meaning of the Code.

         Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

         Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of the Common Stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.

         Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will generally include the period during which the holder held the Debentures prior to the conversion.

         Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

         Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debentures immediately after its acquisition exceeds the holder's tax basis in such Debentures. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.

         Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations will qualify for the dividends-received deduction subject to generally applicable limitations.

         To the extent, if any, that a holder receives a distribution on shares of Common Stock that would otherwise constitute a dividend for United States federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

         Interest on Debentures. Generally, interest paid on the Debentures to a Non-U.S. Holder will not be subject to United States federal income tax if:
(i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in paragraph (iii) above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

         Sale or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present, (iii) the non-U.S. Holder is subject to tax pursuant to the provisions of the United States federal tax law applicable to certain United States expatriates, or (iv) in certain circumstances, the Company is or has been a "United States real property holding corporation" for United States federal income tax purposes. The Company believes that it is not currently (and does not expect to become in the future) a United States real property holding corporation.

         Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

         Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holders, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances for branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax, upon furnishing the required information.

         Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to the 30% withholding tax discussed above or that are subject to a tax treaty that reduces such withholding.

         The payment of the proceeds on the disposition of Debentures or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or shares of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

         These information reporting and backup withholding requirements are under review by the IRS and their application to the Debentures or Common Stock could be changed by future Treasury Regulations.


                              PLAN OF DISTRIBUTION

         Pursuant to a Registration Rights Agreement dated as of July 31, 1997 (the "Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the initial offering of the Debentures, the Registration Statement of which this Prospectus forms a part was filed with the Securities and Exchange Commission covering the resale of the Debentures and the Common Stock issuable upon conversion of the Debentures (the "Conversion Shares") (the Debentures and the Conversion Shares are referred to, collectively, as the "Securities"). The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until two years from the date of this Prospectus (or such earlier date when the holders of the Securities are able to sell all such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act of 1933 or any successor rule thereto or otherwise). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Securities by holders during certain periods of time under certain circumstances set forth in the Registration Rights Agreement. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

         Sales of the Debentures and the Conversion Shares may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which the Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Debentures or Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Debentures or Conversion Shares as principals and thereafter sell the Debentures or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which the Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Debentures or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         In addition, any Debentures or Conversion Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any Debentures or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift the Debentures or Conversion Shares by other means not described herein.

         At the time a particular offering of the Debentures and/or the Conversion Shares is made and to the extent required, the aggregate principal amount of Debentures and number of Conversion Shares being offered, the name or names of the Selling Securityholders and the terms of the offering, including the name or names of any underwriters, broker- dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

         Pursuant to the Registration Rights Agreement, the Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling Securityholders, estimated to be approximately $124,000. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933.

         To comply with the securities laws of certain jurisdictions, if applicable, the Debentures and Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Debentures or the Conversion Shares may be limited in its ability to engage in market activities with respect to the Debentures or the Conversion Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Debentures and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Debentures and the Conversion Shares.


                                 LEGAL MATTERS

         Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. A member of the firm of Willkie Farr & Gallagher owns 2,440 shares of Common Stock.


                                    EXPERTS

         The consolidated financial statements of NeXstar Pharmaceuticals, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.





                             --------------------

                               TABLE OF CONTENTS

                                                   PAGE
Incorporation of Certain Documents by
  Reference                                         2
Available Information                               2
Additional Information                              3
Special Note Regarding Forward-Looking
   Statements                                       3
The Company                                         4
Risk Factors                                        5
Ratio of Earnings to Fixed Charges                 17
Selling Securityholders                            18
Use of Proceeds                                    19
Description of Capital Stock                       19
Description of Debentures                          21
Certain United States Federal Income Tax
   Consequences                                    33
Plan of Distribution                               36
Legal Matters                                      38
Experts                                            38


================================================================================

================================================================================


                                  $80,000,000

                                    NEXSTAR
                             PHARMACEUTICALS, INC.

                        6 1/4% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2004

                                      AND

                             SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF



                                    --------

                                   PROSPECTUS

                                    --------





                               SEPTEMBER __, 1997




================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Securities being registered. All amounts are estimates, except the SEC registration fee and The Nasdaq National Market listing fee.


         SEC registration fee                                               $  24,242
         Nasdaq National Market Listing Fee                                    17,500
         Printing, shipping and engraving expenses                             10,000
         Legal fees and expenses                                               30,000
         Accounting fees and expenses                                          20,000
         Blue Sky fees and expenses                                             2,000
         Transfer Agent and Registrar and Trustee fees and expenses            17,500
         Miscellaneous expenses                                                 3,000
                                                                             --------
            Total                                                            $124,242
                                                                             ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's By-Laws require the Company to indemnify any and all of its directors or officers or directors or officers who serve at the request of the corporation as a director or officer of another corporation, to the full extent permitted by the Delaware General Corporation Law (the "DGCL").

         The Company's Second Amended and Restated Certificate of Incorporation (the "Company Certificate of Incorporation") also provides that:

                 The Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                 Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Company) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the NeXstar Pharmaceuticals Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by NeXstar Pharmaceuticals as authorized in the Company Certificate of Incorporation.

                 The indemnification and other rights set forth in the Company Certificate of Incorporation shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Company and any officer, director, employee or agent of the Company.

                 Neither the amendment nor repeal of the provisions (described above) in the Company Certificate of Incorporation regarding indemnification, nor the adoption of any provision of the Company Certificate of Incorporation inconsistent with such provisions, shall eliminate or reduce the effect of such provisions, in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to such provisions, if such provision had not been so amended or repealed or if a provisions inconsistent therewith had not been so adopted.

                 No director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (A) shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

                 (i) shall have breached his duty of loyalty to the Company or its stockholders;

                (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

               (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

                (iv) shall have derived an improper personal benefit.

                 If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

ITEM 16.  EXHIBITS.

 4.1  --         Second Amended and Restated Certificate of Incorporation of
                 the Registrant (Previously filed as an exhibit to the
                 Registrant's Registration Statement on Form S-3 (File No.
                 333-04653), declared effective by the Commission on June 19,
                 1996,  and incorporated herein by reference).
 4.2  --         Form of Common Stock Certificate of the Registrant (Previously
                 filed as an exhibit to the Registrant's Annual Report on Form
                 10-K for the fiscal year ended December 31, 1994, and
                 incorporated herein by reference).
 4.3  --         Indenture, dated as of July 31, 1997, between the Registrant and IBJ Schroder Bank & Trust Company, as Trustee, for the
                 Registrant's 6  1/4% Convertible Subordinated Debentures Due
                 2004 (Previously filed as an exhibit to the Registrant's
                 Quarterly Report on Form 10-Q for the quarterly period ended
                 June 30, 1997, and incorporated herein by reference).
 4.4  --         Registration Rights Agreement, dated July 31, 1997, among the
                 Registrant and SBC Warburg Inc. and Oppenheimer & Co., Inc.
                 (Previously filed as an exhibit to the Registrant's Quarterly
                 Report on Form 10-Q for the quarterly period ended June 30,
                 1997, and incorporated herein by reference).
 5.1  --         Opinion of Willkie Farr & Gallagher.
12.1  --         Statement re:  Computation of Ratio of Earnings to Fixed
                 Charges.
23.1  --         Consent of Ernst & Young LLP, independent auditors
23.2  --         Consent of Willkie Farr & Gallagher (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).
24.1  --         Powers of Attorney (included on the signature page).
25.1  --         Statement of Eligibility and Qualification Under Trust
                 Indenture Act of 1939 of IBJ Schroder Bank & Trust Company, as
                 Trustee, on Form T-1.


------------------

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that tine shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on September 16, 1997.

                                    NEXSTAR PHARMACEUTICALS, INC.


                                    By:    /s/ Patrick J. Mahaffy
                                       ---------------------------------------
                                       Patrick J. Mahaffy
                                       President and Chief Executive Officer


                               POWER OF ATTORNEY

         The undersigned officers and directors of NeXstar Pharmaceuticals, Inc. hereby severally constitute and appoint Patrick J. Mahaffy, Michael E. Hart, and Adam Cochran and each of them singly, as attorneys-in-fact for the undersigned, in any and all capacities, each with the power of substitution, to sign any amendments to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated..

             SIGNATURE                                TITLE                                 DATE
             ---------                                -----                                 ----
        /S/ Lawrence M. Gold                Chairman of the Board and Chief            September 16, 1997
--------------------------------------      Scientific Officer
          Lawrence M. Gold

       /s/ Patrick J. Mahaffy               Director, President and Chief              September 16, 1997
--------------------------------------      Executive Officer (Principal Executive
         Patrick J. Mahaffy                 Officer)


        /s/ Michael E. Hart                 Vice President and Chief Financial         September 16, 1997
--------------------------------------      Officer (Principal Financial Officer
          Michael E. Hart                   and Principal Accounting Officer)


     /s/ John D. Baldeschwieler             Director                                   September 16, 1997
--------------------------------------
       John D. Baldeschwieler

      /s/ Judith A. Hemberger               Director                                   September 16, 1997
--------------------------------------
        Judith A. Hemberger

         /s/ David I. Hirsh                 Director                                   September 16, 1997
--------------------------------------
           David I. Hirsh

        /s/ Roger G. Kennedy                Director                                   September 16, 1997
--------------------------------------
          Roger G. Kennedy

    /s/ Rodman W. Moorhead, III             Director                                   September 16, 1997
--------------------------------------
      Rodman W. Moorhead, III


                                 EXHIBIT INDEX


 4.1  --         Second Amended and Restated Certificate of Incorporation of
                 the Registrant (Previously filed as an exhibit to the
                 Registrant's Registration Statement on Form S-3 (File No.
                 333-04653), declared effective by the Commission on June 19,
                 1996,  and incorporated herein by reference).
 4.2  --         Form of Common Stock Certificate of the Registrant (Previously
                 filed as an exhibit to the Registrant's Annual Report on Form
                 10-K for the fiscal year ended December 31, 1994, and
                 incorporated herein by reference).
 4.3  --         Indenture, dated as of July 31, 1997, between the Registrant and IBJ Schroder Bank & Trust Company, as Trustee, for the
                 Registrant's 6  1/4% Convertible Subordinated Debentures Due
                 2004 (Previously filed as an exhibit to the Registrant's
                 Quarterly Report on Form 10-Q for the quarterly period ended
                 June 30, 1997, and incorporated herein by reference).
 4.4  --         Registration Rights Agreement, dated July 31, 1997, among the
                 Registrant and SBC Warburg Inc. and Oppenheimer & Co., Inc.
                 (Previously filed as an exhibit to the Registrant's Quarterly
                 Report on Form 10-Q for the quarterly period ended June 30,
                 1997, and incorporated herein by reference).
 5.1  --         Opinion of Willkie Farr & Gallagher.
12.1  --         Statement re:  Computation of Ratio of Earnings to Fixed
                 Charges.
23.1  --         Consent of Ernst & Young LLP, independent auditors
23.2  --         Consent of Willkie Farr & Gallagher (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).
24.1  --         Powers of Attorney (included on the signature page).
25.1  --         Statement of Eligibility and Qualification Under Trust
                 Indenture Act of 1939 of IBJ Schroder Bank & Trust Company, as
                 Trustee, on Form T-1.